Exhibit 3.1(d)

BY-LAWS

OF

VISA INC.

ARTICLE I

Meetings of Stockholders

Section 1.1 Place of Meeting and Notice. Meetings of the stockholders of Visa Inc. (the “Corporation”) shall be held at such place either within or without the State of Delaware as the Board of Directors of the Corporation (the “Board”) may determine.

Section 1.2 Annual and Special Meetings. Annual meetings of stockholders shall be held, at a date, time and place fixed by the Board and stated in the notice of meeting, to elect a Board and to transact such other business as may properly come before the meeting. Special meetings of the stockholders may be called by the Chairman of the Board for any purpose and shall be called by the Chairman of the Board or the Secretary if directed by the Board or requested in writing by the holders of not less than twenty-five percent (25%) of the capital stock of the Corporation. Each such stockholder request shall state the purpose of the proposed meeting.

Section 1.3 Notice. Except as otherwise provided by law, at least ten (10) and not more than sixty (60) days before each meeting of stockholders, written notice of the time, date and place of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given to each stockholder.

Section 1.4 Quorum. At any meeting of stockholders, the holders of record, present in person or by proxy, of a majority of the Corporation’s issued and outstanding capital stock shall constitute a quorum for the transaction of business, except as otherwise provided by law. In the absence of a quorum, any officer entitled to preside at or to act as secretary of the meeting shall have power to adjourn the meeting from time to time until a quorum is present.

Section 1.5 Voting. Except as otherwise provided by law, all matters submitted to a meeting of stockholders where a quorum is present as per Section 1.4 above shall be decided by vote of a majority thereof.

ARTICLE II

Directors

Section 2.1 Number, Election and Removal of Director(s). The number of Directors that shall constitute the Board shall not be less than one (1) or more than eighteen (18). The initial Board shall consist of one (1) Director. Thereafter, within the limits specified above, the number of Directors shall be determined by the Board or the stockholders. The Directors shall be elected by stockholders at their annual meeting by plurality vote. By majority vote of the stockholders of the Corporation or by the Board, one (1) Director may be elected as the Chairman of the Board. Newly created directorships resulting from any increase in the number of Directors may be filled by a majority of the Directors then in office, even if less than a quorum, or by the sole remaining Director or by the stockholders. A Director may be removed with or without cause by the stockholders.

Section 2.2 Meetings. Regular meetings of the Board shall be held at such times and places as may from time to time be fixed by the Board or as may be specified in a notice of meeting. Special meetings of the Board may be held at any time upon the call of the Chairman of the Board and shall be called by the Chairman of the Board or the Secretary if so directed by the Board.

Section 2.3 Notice. Notice need not be given of regular meetings of the Board. At least one business day before each special meeting of the Board, written or oral (either in person or by telephone), notice of the time, date and place of the meeting and the purpose or purposes for which the meeting is called, shall be given to each Director; provided that notice of any meeting need not be given to any Director who shall be present at such meeting (in person or by telephone) or who shall waive notice thereof in writing either before or after such meeting.

Section 2.4 Quorum. A majority of the total number of Directors shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board, the Directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until such a quorum is present. Except as otherwise provided by law, the Certificate of Incorporation of the Corporation, these By-Laws or any contract or agreement to which the Corporation is a party, the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board.

Section 2.5 Committees. The Board may designate one or more committees, including, without limitation, an Executive Committee, to have and exercise such power and authority as the Board shall specify. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another Director to act as the absent or disqualified member.

ARTICLE III

Officers

Section 3.1 The officers of the Corporation shall consist of an Executive Chairman, a Chief Executive Officer, a President, a Secretary-Treasurer and such other officers which may include one (1) or more Vice-Presidents as may be determined from time to time by the Board. Officers may hold more than one office of the Corporation. The officers shall have the duties which are customary for their office and such other duties as are provided by statute or by the resolution of the Board of Directors.

ARTICLE IV

General Provisions

Section 4.1 Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board from time to time.

Section 4.2 Corporate Books. The books of the Corporation may be kept at such place within or outside the State of Delaware as the Board may from time to time determine.

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